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                                                                   EXHIBIT  99.1


                                                        SILVER TRIANGLE BUILDING
                                        25505 WEST TWELVE MILE ROAD - SUITE 3000
                                                      SOUTHFIELD, MI  48034-8339
                                                                  (248) 353-2700
                                                        WWW.CREDITACCEPTANCE.COM


                                  NEWS RELEASE
FOR IMMEDIATE RELEASE                           DATE:   MARCH 10, 2004


                                  INVESTOR RELATIONS:   DOUGLAS W. BUSK
                                                        CHIEF FINANCIAL OFFICER
                                                        (248) 353-2700 EXT. 432
                                                        IR@CREDITACCEPTANCE.COM


                                        NASDAQ SYMBOL:  CACC

                CREDIT ACCEPTANCE CORPORATION ANNOUNCES EXPANSION
         OF STOCK REPURCHASE PROGRAM AND ADDITION TO BOARD OF DIRECTORS

Southfield, Michigan -- March 10, 2004 - Credit Acceptance Corporation (Nasdaq:
CACC) announced today that its Board of Directors has authorized a 1.0 million share increase in its stock repurchase program. Through March 9, 2004, a total of 8.1 million common shares had been purchased under prior authorizations.

The additional shares, which can be repurchased through the open market or in privately negotiated transactions, represent 2.7% of the approximately 39.5 million shares outstanding as of March 9, 2004.

Additionally, the Company announced the addition of Glenda Flanagan, Executive Vice President and Chief Financial Officer of Whole Foods Market, Inc. to its Board of Directors.

Ms. Flanagan joined Whole Foods Market as CFO in 1988. During her tenure, Whole Foods Market has grown from six stores in 1988 to 145 stores with over $3.1 billion in sales in fiscal 2003. Prior to Whole Foods Market, Flanagan held positions in public accounting, retail and business consulting. She holds a B.B.A. in accounting from the University of Texas in Austin.

Whole Foods Market is the world's largest retailer of natural and organic foods and, for seven consecutive years, has been named to Fortune magazine's 100 Best Companies to Work For.

DESCRIPTION OF CREDIT ACCEPTANCE CORPORATION
Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history. Our product is offered through a nationwide network of automobile dealers who benefit by selling vehicles to consumers who otherwise could not obtain financing, by repeat and referral sales generated by these same customers, and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.

Without our product, consumers are often unable to purchase a vehicle or they purchase an unreliable one and are not provided the opportunity to improve their credit standing. As we report to the three national credit reporting agencies, a significant number of our customers improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the NASDAQ National Market under the symbol CACC. For more information, visit www.creditacceptance.com.